22nd CENTURY GROUP, INC.

2014 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Dear	:

You have been granted an option (this “Option”) to purchase shares of the common stock of 22nd Century Group, Inc. (the “Company”) pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”) and this Stock Option Award Agreement (this “Option Agreement”). This Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Additional provisions regarding this Option and definitions of capitalized terms used and not defined in this Option Agreement can be found in the Plan.

Grant Date:	_____________ ___, 20__

Type of Option:	☐ Incentive Stock Option
☐ Nonqualified Stock Option

Number of Option Shares:	___________

Exercise Price per Share:	$__.__

Term:	This Option shall expire on the tenth anniversary of the Grant Date (the “Expiration Date”), unless terminated earlier pursuant to the terms of this Option Agreement or the Plan. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and is granted to an employee who, at the time of the grant, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, then the Expiration Date shall mean the fifth anniversary of the Grant Date.

Upon termination or expiration of this Option, all your rights hereunder shall cease.

Vesting:	This Option will vest on the __________ anniversary of the Grant Date, provided that you are continuously employed with or in the service of the Company or its Affiliates through such anniversary date.

The vesting of this Option may be accelerated in the Administrator’s sole discretion if it determines circumstances so warrant.

Termination of Employment:	The following conditions apply in the event that your employment or service with the Company and its Affiliates is terminated prior to the Expiration Date of this Option. In no event, however, will the time periods described herein extend the term of this Option beyond its Expiration Date or beyond the date this Option is otherwise cancelled or terminates pursuant to the provisions of the Plan.

a. Termination Other than As a Result of Death, Disability or Cause. If your employment or service terminates (at a time when you could not have been terminated for Cause) other than by reason of your death or Disability and other than for Cause, then the unvested portion of this Option shall automatically terminate immediately and the vested portion of this Option shall automatically terminate 90 days after the date of such termination.

b. Termination for Cause. If your employment or service terminates for Cause, then this Option shall automatically terminate immediately on the date of such termination.

c. Termination As a Result of Death or Disability. If your employment or service terminates by reason of your death or Disability (at a time when you could not have been terminated for Cause), then the unvested portion of this Option shall automatically terminate immediately and the vested portion of this Option shall automatically terminate 12 months after such termination.

d. Determination of Cause After Termination. Notwithstanding the foregoing, if after your employment or service terminates the Company determines that it could have terminated you for Cause had all relevant facts been known at the time of your termination, then the Company may terminate this Option immediately upon such determination, and you will be prohibited from exercising this Option thereafter. In such event, you will be notified of the termination of this Option.

If the date this Option terminates as specified above (other than as a result of a termination for Cause) falls on a day on which the stock market is not open for trading or on a date on which you are prohibited by Company policy (such as an insider trading policy) from exercising the Option, the termination date shall be automatically extended to the first available trading day following the original termination date, but not beyond the Expiration Date.

Manner of Exercise:	You may exercise this Option only if it has not been forfeited or has not otherwise expired, and only to the extent this Option is vested. To exercise this Option, you must comply with such exercise and notice procedures as the Administrator may establish from time to time, including, without limitation, payment of the exercise price and any applicable tax withholding amounts. Unless otherwise determined by the Administrator, the payment of the exercise price and applicable tax withholding amounts may be made at your election (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator (provided that such Shares have been held by the Participant for no less than six months or such other period, if any, as established from time to time by the Administrator to avoid adverse accounting treatment under generally accepted accounting principles), (iii) partly in cash and partly in such Shares, or (iv) by having the Company withhold from the Shares otherwise issuable upon exercise a whole number of shares with a Fair Market Value equal to the exercise price and applicable tax withholding amounts and issuing the net number of remaining shares of Stock to you; provided that, if the whole number of Shares does not exactly equal the exercise price and applicable tax withholding amounts, then the Company will withhold the whole number of Shares necessary to cover such amounts and will issue a check to you equal to the Fair Market Value of any fractional Share not needed.

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A properly completed notice of stock option exercise (or such other notice as is prescribed) will become effective upon receipt of the notice and any required payment by the Company (or its designee); provided that the Company may suspend exercise of the Option pending its determination of whether your employment will be or could have been terminated for Cause and, if such a determination is made, your notice of stock option exercise (or such other notice as is prescribed) will automatically be rescinded.

If, following your death, your beneficiary or heir, or such other person or persons as may acquire your rights under this Option by will or by the laws of descent and distribution, wishes to exercise this Option, such person must contact the Company and prove to the Company’s satisfaction that such person has the right and is entitled to exercise this Option.

Your ability to exercise this Option, or the manner of exercise or payment of withholding taxes, may be restricted by the Company if required by applicable law or by the Company’s trading policies as in effect from time to time.

Restrictions on Resale	By accepting this Option, you agree not to sell any shares of Stock acquired under this Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Transferability:	You may not transfer or assign this Option for any reason, other than by will or the laws of descent and distribution or as otherwise set forth in the Plan. Any attempted transfer or assignment of this Option, other than as set forth in the preceding sentence or the Plan, will be null and void.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Option without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days.

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Recoupment; Rescission of Exercise:	If the Administrator determines that recoupment of incentive compensation paid to you pursuant to this Option is required under any law or any recoupment policy of the Company, then this Option will terminate immediately on the date of such determination to the extent required by such law or recoupment policy, any prior exercise of this Option may be deemed to be rescinded, and the Administrator may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder and any exercise price and withholding amount tendered by you with respect to any such incentive compensation.

Notice of Disqualifying Disposition:	If this Option is designated as an Incentive Stock Option and you sell Shares that were acquired through the exercise of this Option within two years from the Grant Date or one year from the date of exercise, you must notify the Administrator of the sale to permit proper treatment of the compensation expense.

Restrictions on Exercise, Issuance and Transfer of Shares:	a. General. No individual may exercise this Option, and no shares of Stock subject to this Option will be issued, unless and until the Company has determined to its satisfaction that such exercise and issuance will comply with all applicable federal and state securities laws, rules and regulations of the Securities and Exchange Commission, rules of any stock exchange on which shares of Stock of the Company may then be traded, or any other applicable laws. In addition, if required by underwriters for the Company, you agree to enter into a lock-up agreement with respect to any shares of Stock acquired or to be acquired under this Option.

b. Securities Laws. You acknowledge that you are acquiring this Option, and the right to purchase the shares of Stock subject to this Option, for investment purposes only and not with a view toward resale or other distribution thereof to the public which would be in violation of the Securities Act. You agree and acknowledge with respect to any shares of Stock that have not been registered under the Securities Act, that: (i) you will not sell or otherwise dispose of such shares of Stock, except as permitted pursuant to a registration statement declared effective under the Securities Act and qualified under any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such required registration, and (ii) that a legend containing a statement to such effect will be placed on the certificates evidencing such shares of Stock. Further, as additional conditions to the issuance of the shares of Stock subject to this Option, you agree (with such agreement being binding upon any of your beneficiaries, heirs, legatees and/or legal representatives) to do the following prior to any issuance of such shares of Stock: (i) to execute and deliver to the Company such investment representations and warranties as are required by the Company; (ii) to enter into a restrictive stock transfer agreement if required by the Board; and (iii) to take or refrain from taking such other actions as counsel for the Company may deem necessary or appropriate for compliance with the Securities Act, and any other applicable federal or state securities laws, regardless of whether the shares of Stock have at that time been registered under the Securities Act, or otherwise qualified under any applicable state securities laws.

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Miscellaneous:	• This Option Agreement may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment or the amendment is otherwise permitted without your consent by the Plan.

• The failure of the Company to enforce any provision of this Option Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

• You will have none of the rights of a shareholder of the Company with respect to this Option until Shares are transferred to you upon exercise of the Option.

• In the event any provision of this Option Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included in this Option Agreement.

• As a condition to the grant of this Option, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Option Agreement shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Option Agreement or the Plan, and any determination made by the Administrator pursuant to this Option Agreement or the Plan, shall be final, binding and conclusive.

• This Option Agreement may be executed in counterparts.

BY SIGNING BELOW AND AGREEING TO THIS STOCK OPTION AWARD AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AGREEMENT AND THE PLAN.

22nd CENTURY GROUP, INC.

By:
	[Name of Authorized Officer]	[Name of Recipient]

Date:

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